Exhibit 99.1

IBM Credit LLC

Summary Financials for the Periods Ended June 30, 2019

(Unaudited)

	For the three months ended June 30,				For the six months ended June 30,
(Dollars in millions)	2019	2018	Yr.-to-Yr.		2019	2018	Yr.-to-Yr.
Revenue	$410	$433	(5.2)%		$892	$882	1.2%
Net margin	$230	$259	(11.0)%		$507	$559	(9.2)%
Net margin percentage	56.2%	59.9%	(3.7)	pts.	56.9%	63.4%	(6.5)	pts.
Net income	$113	$117	(3.3)%		$156	$266	(41.1)%
Return on equity [1]	15.4%	14.0%	1.3	pts.	10.1%	15.6%	(5.5)	pts.

	At June 30,	At December 31,	Yr.-to-Date
(Dollars in millions)	2019	2018	Change
Total assets	$29,495	$39,497	(25.3)%
Total debt	$24,239	$30,534	(20.6)%
Total member's interest	$2,724	$3,420	(20.4)%
Debt-to-equity [2]	8.9x	8.9x

1.

The company’s return on equity for the three months ended June 30, 2019 and 2018, is calculated by dividing annualized net income by the average of the ending balance of member’s interest for the previous two quarters. The company’s return on equity for the six months ending June 30, 2019 and 2018, is calculated by dividing annualized net income by the average of the ending balance of member’s interest for the previous  three quarters.

2.

The company's debt-to-equity ratio is calculated by dividing the total amount of debt outstanding by the total amount of member's interest in the company as of the end of the reporting periods presented.

Within the table presented, amounts may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. The information included in this Form 8-K should be read in conjunction with the Form 10-Q/A filed on May 3, 2019.

Forward-looking and Cautionary Statements

Certain statements contained in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act). Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. The company may also make forward-looking statements in other reports filed with the Securities and Exchange Commission (SEC) and in materials delivered to lenders and in press releases. In addition, the company’s and IBM’s representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects” and similar expressions, may identify such forward-looking statements. Any forward-looking statement in this report speaks only as of the date on which it is made. Except as otherwise required by law, the company assumes no obligation to update or revise any forward-looking statements. In accordance with the Reform Act, set forth under Item 1A, “Risk Factors” in the company’s Form 10-K filed with the SEC on February 27, 2019, are cautionary statements that accompany those forward-looking statements. Readers should carefully review such cautionary statements as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends. Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this report, in the company’s filings with the SEC or in materials incorporated therein by reference.